Exhibit 99.1

April 2010 Golden Grain Energy Member Update Golden Grain Energy • 1822 43rd St. SW • Mason City, IA 50401 641-423-8525 • www.goldengrainenergy.com Page 2: Financial report Page 4: Legislation OUR MISSION is to “add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.” Message from the President & CEO: GGE improves production, fiscal position over first quarter ‘09 Large crowd turns out for annual meeting Approximately 250 people attended Golden Grain Energy’s annual membership meeting on Feb. 25. Dave Sovereign, Ron Pumphrey and Stan Laures each were re-elected to another three year term on the board of directors. An informative renewable fuels video was shared and presentations were made by CEO Walter Wendland, CFO Christy Marchand and plant manager Chad Kuhlers. A member question and answer session followed the presentations. To view the presentations, please visit the Golden Grain website and the link on the home page to the annual meeting presentation. The board of directors would like to thank all of those who ran for election. Changes made over the last year have put the company in a much better position today than it was in a year ago. We have a very manageable amount of debt and operating credit that is unused at this time. We are in a stronger position now than before the economy collapsed in 2008. That strength is especially important given the uncertainty that lies ahead for the ethanol industry, which is bumping into the “blend wall” — meaning that current production meets or exceeds the amount of ethanol that can be blended into gasoline at a 10% level. The pressure may be eased some as plants shut down for spring maintenance, just as Golden Grain will do for four days at the end of this month. With about 2/3 of the industry following suit, some of the current surplus is likely to be utilized, which could bring supplies back in line with current demand. Potential legislation could ease the blend wall, especially if E15 is approved for use in all vehicles. Unfortunately, it appears likely that the EPA will only approve E15 use in vehicles manufactured in 2000 or later. This could make retailers hesitant to offer the higher blend for fear consumers will use the wrong fuel. Labeling of E15 currently under consideration could also hamper acceptance of E15 and even has the potential to Continued on Page 2 Golden Grain’s PR Committee, PAC report on activity It has been a busy winter for your committee members this year. Members attended the National Ethanol Conference, the Iowa Renewable Fuels Summit and the ACE March Beltway Fly-in to Washington, D.C., along with visits to our state capital in Des Moines. GGEPRC members have been instrumental in supporting legislation for the extension of the Volumetric Ethanol Excise Tax Credit (VEETC) and are hopeful the bill will be passed in a timely manner. We are also hopeful about future legislation which would encourage a much higher percentage of new vehicles manufactured to be FlexFuel Vehicles capable of using higher blends of ethanol. GGE PRC is also looking forward to options to make blender pumps capable of dispensing E-15, E-30 and E-85 more readily available for our consumers. It is important that we work with our distributors and blenders to make more dispensers convenient to the traveling public. As our country spends $300 billion a year on imported oil, it is putting our nation’s economic security at risk. We need to use more of our own renewable energy resources to lessen the addiction to foreign oil. We are hopeful the EPA will expedite the decision to allow E-15 as soon as possible. Our consumers could be saving millions of dollars by using higher blends of home grown ethanol Continued on Page 3

Page 2 Golden Grain Energy April 2010

2010 off to a strong financial start

What a difference a year makes! Unlike the first fiscal quarter of 2009, the first quarter of 2010 ended profitably on January 31, 2010, with net income of approximately $9.2 million or $0.32 per unit. An increase of 23% in the average ethanol price during the quarter compared to 2009, as well as a 23% increase in gallons sold, attributed to the increase in profits.

In addition, the average price we paid in 2010 for natural gas dropped approximately 30% over the average we paid in 2009 during the first quarter.

Another positive is the amount of debt GGE has been able to pay down during the quarter. As of October 31, 2009, we had approximately $32.8 million in long-term liabilities compared to $25.2 million as of January 31, 2010. That is a $7.6 million or 23% reduction in debt in three months!

GGE also ended the 2010 quarter with approximately $4.4 million of cash on hand verses zero on October 31, 2009.

During the second quarter, margins have contracted so the company's focus has turned back to maintaining positive crush spreads and preserving the income we have already accumulated during the fiscal year.

For a more detailed financial report please see the 10-Q statement filed with the SEC which can be found by visiting our website and following the investor relations link.

INCOME STATEMENT	1/31/2010	1/31/2009
Revenues	$58,816,607	$41,584,973
Gross Profit	$9,209,120	$(6,334,325)
Net Income	$9,226,323	$(7,745,022)
Net Income per Unit	$0.32	$(0.32)
Average Units Outstanding	28,760,000	24,460,000

BALANCE SHEET	1/31/2010	10/31/2009
Current Assets	$18,732,681	$16,229,819
Total Assets	$122,008,804	$120,856,390
Current Liabilities	$8,476,591	$8,884,890
Long-term liabilities	$25,153,025	$32,818,635
Members Equity	$88,379,188	$79,152,865
Book Value per Unit	$3.07	$2.75

Blend wall still a concern for ethanol industry

Continued from Page 1

reduce confidence in E10.

Currently, the price difference between ethanol and gasoline is more than $1/gallon once the 45-cent blenders credit is considered. Ethanol is the solution for highpriced gasoline but putting more of it into the nation's fuel supply is difficult because of the E10 limit.

We have worked extremely hard to prepare Golden Grain Energy for opportunities that may lie ahead.

— Walter Wendland
President & CEO
Golden Grain Energy


ETHANOL GROSS MARGIN*
Ethanol Margin ¢/gal
Iowa Interior Margin .416
0.700
0.600
0.500
0.400
0.300
0.200
Estimated expenses before depreciation = $.38/gal
10/03/07
11/03/07
12/03/07
01/03/08
02/03/08
03/03/08
04/03/08
05/03/08
06/03/08
07/03/08
08/03/08
09/03/08
10/03/08
11/03/08
12/03/08
01/03/09
02/03/09
03/03/09
04/03/09
05/03/09
06/03/09
07/03/09
08/03/09
09/03/09
10/03/09
11/03/09
12/03/09
01/03/10
02/03/10
03/03/10
*Gross Margin: Inputs: nearby corn futures/basis @ 3¢ discount to NE GRP3 and nearby natural gas futures with applicable basis
Outputs: DDGS (as a % of cash corn) & ethanol nearby swaps with the western corn belt @ 12 under Chicago.

This chart (above right) shows the estimated profit margin after we pay for corn and natural gas and sell ethanol and DDGS, before depreciation. The chart estimates other inputs, such as enzymes, yeast, electricity, nitrogen, cleaning chemical and overhead costs such as labor, interest, and administration expenses, to be in the 38 cent per gallon range. Golden Grain works very hard to lower our costs and be more efficient in order to lower the breakeven bar, making us a lower cost producer of ethanol.

Chart courtesy of John Stewart & Associates

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

April 2010 Golden Grain Energy Page 3 Corn Growers call out American Meat Institute for siding with anti-agriculture organizations Published on the website of the National Corn Growers Association, April 7, 2010 Our View: The American Meat Institute’s Curious ‘Scorched Earth’ Strategy By Rick Tolman CEO, National Corn Growers Association An old saying states that you can tell the measure of someone by the company they keep. In that regard, the American Meat Institute is keeping some rather curious company these days as it wages war on an imagined enemy, the corn ethanol industry. AMI recently signed onto political letters and advertisements with environmental extremists like Friends of the Earth, the Natural Resources Defense Council and the Environmental Working Group that they should avoid at all costs. These three organizations have all attacked animal agriculture with the same level of rhetoric as PETA or the Humane Society. As the self-proclaimed representative of the “companies that process 95 percent of red meat and 70 percent of turkey in the U.S. and their suppliers throughout America,” AMI really should avoid such curious connections. I recently asked someone very familiar with the membership of AMI – companies like Tyson’s, Smithfield and Hormel – to help me understand the logic that would persuade AMI to take these actions. He laughed and said, “You have to realize, these are companies whose business is ‘blood on the floor,’ and all that they can see is short-term.” Fortunately, most of the rest of agriculture is trying to take a long-term view and has realized that it is high time to put petty differences aside and agree to disagree on certain issues – like ethanol policy, with the realization that we all have much greater battles to fight with those outside of agriculture who are threatening to undermine the very fabric and structure that has made us the most successful and productive sector in the U.S. economy. Among the challenges common to row-crop and animal agriculture are the following: • The Humane Society of the United States, whose goal is to completely change the structure of animal agriculture in the United States. If successful, it would result in a significant increase in the cost of meat produced here, drive much of our meat production out of the U.S. and undermine much of the demand base for row crop agriculture. AMI should be solidly opposed to HSUS and be an active part of the groups that are working to oppose HSUS. Instead, they are embracing Friends of the Earth, a solid ally of HSUS and a cohort in HSUS efforts. • Indirect land use change. AMI signed on to letters supporting the application of this mythological impact of biofuels. In EPA and California Air Resource Board modeling, that single theory changed domestic ethanol and biodiesel from being advanced biofuels to being worse in greenhouse gas measures than gasoline. If that sticks, where will that put the carbon footprint of the domestic livestock industry – the single-largest user of U.S. corn and soybeans? • Commodity prices. Seemingly the reason AMI has formed its unholy coalition is to make more corn and soybeans available and at a cheaper price, for the livestock industry and eliminate the competition for such by the ethanol industry. Yet AMI’s “allies” in this fight roundly condemn corn and soybean production as environmentally unfriendly. An NRDC representative, in recent Congressional testimony, suggested that we grow “too much” corn in the United States and we ought to be growing less. NRDC also has promoted eating “grass-fed” over “corn-fed” beef. • House Ag Committee Chairman Collin Peterson. Regardless of political affiliation, few of us in agriculture can help but be grateful for congressional leadership like that of Rep. Peterson. Apparently AMI is one of those few. Their friend and ally, Friends of Earth, last month named Chairman Peterson their 2010 “Biofool of the Year.” AMI’s high-profile, expensive media and ad campaign is nothing but classic short-term thinking and “blood on the floor” mentality. What is to gain in the short-run by embracing the very people who are out to put you out of business? Their recent ad spawned an editorial in the Washington Times this week titled “Stop Big Corn.” Just as emotional labels like “factory farming” and “corporate farms” are unfortunate, inaccurate and misleading, with more than nine out of 10 farms being family-run, so are labels like “Big Corn.” The American Meat Institute is doing itself and its industry and all of agriculture a major disservice by engaging in these scorched-earth tactics and being a part of this unholy alliance. It’s time for some long-term thinking and for all of us in agriculture to work together and not split ourselves apart. There are plenty of folks doing a pretty good job of that – they don’t need any help from AMI. Mark calendars for Aug. 24 PAC event Continued from Page 1 in their vehicles. These dollars could be utilized here in the United States to create employment opportunities and job growth. To reach the 36 billion gallon requirement by 2022, it is paramount that our country moves to higher blends of renewable fuels in a rapid, yet steady, pace. Adoption of E-15 and more FFVs will be a crucial step in giving our ethanol industry the confidence to expend venture capital into cellulosic, algae and other biomass materials. We will continue to work for legislation to help support your industry. We also thank YOU for your past support and dollars to help in our efforts. GGE PAC will be having its 6th Annual Friends of Ethanol fundraiser at Raleigh Hills on August 24, 2010. Please mark your calendar and plan on attending to show your support of our industry. — Jerry A. Calease GGE PAC Chair

Page 4 Golden Grain Energy April 2010 Golden Grain Energy LLC Board of Directors Dave Sovereign, Chairman Steve Sukup, Vice Chairman Ron Pumphrey, Secretary Jim Boeding Steve Retterath Stan Laures Jerry Calease Marion Cagley Steve Core Leslie Hansen Duane Lynch Chris Schwarck Management Team Walter Wendland, President & CEO Scott Gudbaur, Commodity Manager Chad E. Kuhlers, Plant Manager Christy Marchand, Chief Financial Officer 1822 43rd St. SW Mason City, IA 50401 641-423-8525 888-GGE-CORN Fax: 641-421-8457 www.goldengrainenergy.com info@ggecorn.com 2010 Iowa legislative session failed to address renewable fuel priorities Looking back at the recently adjourned 2010 session of the Iowa Legislature, one thing jumps out: the complete lack of action on the pressing concerns facing renewable fuels. The Legislature had the opportunity to enact meaningful legislation to protect and expend green collar jobs, to make Iowa more energy independent, and to bring home-grown, less expensive fuel options to Iowa consumers. Yet, it did nothing. The Legislature failed to: • Take action on an ethanol fuel quality standard that would save taxpayer money while opening up storage infrastructure for less expensive E15. • Take action on a biodiesel fuel quality standard to support Iowa jobs and expand renewable options for Iowa motorists. • Take action to end the taxation of “phantom” gallons of biodiesel that no motorist ever buys. • Take action to end the double taxation of some diesel that is blended with biodiesel. • Take action to ensure proper testing of out-of-state fuel, including renewable fuels, brought into Iowa jobber tank farms or sold at Iowa retailers. Golden Grain Energy deeply appreciates the extremely hard work of Senators Amanda Ragan and Merlin Bartz and Representatives Sharon Steckman and Linda Upmeyer on these issues. They clearly understand the importance of renewable fuels to Iowa’s economy. But they need more help. So later this year, after EPA approval, when you want to save 5 or 6 cents per gallon by purchasing E15, but can’t find a retailer that offers the fuel, think back to the missed opportunities of this legislature. But don’t just get mad – go to work. Stay in touch with your local legislators. Many of you did just that by filling out an ethanol postcard at the annual meeting. But to be successful we must impact legislators not only in our backyard, but also around the state. So support the Golden Grain Energy PAC as well. It is up to us to understand the importance of public policy on our industry and to take action. It is time to demand better. If not, expect nothing better from the legislature in 2011. — Monte Shaw Executive Director of the Iowa Renewable Fuels Association 1822 43rd St. SW Mason City, IA 50401